As filed with the Securities and Exchange Commission on April 12, 2023
Investment Company Act File No. 811-21552

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)
REGISTRATION STATEMENT
UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 29	☒

J.P. Morgan Access Multi-Strategy Fund, L.L.C.
(Exact name of Registrant as specified in Charter)

383 Madison Avenue
New York, NY 10179
(Address of principal executive offices)
Registrant’s Telephone Number, including Area Code: (800) 480‑4111
Abby L. Ingber, Esq.
J.P. Morgan Private Investments Inc.
4 New York Plaza
New York, NY 10004
(Name and address of agent for service)

COPY TO:
Jon Rand, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☐
Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐
Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐
Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to section 8(c) of the Securities Act

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment]
[registration	statement].
☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: __.

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: __.

☐
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: __.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed‑End Fund (closed‑end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
☐	Business Development Company (closed‑end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☐	Interval Fund (Registered Closed‑End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c‑3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b‑2 under the Securities Exchange Act of 1934 (“Exchange Act”).
☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Amendment No. 29 to the Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Interests in Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”) and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, limited liability company interests in Registrant.

EXPLANATORY NOTE
This Amendment No. 29 (the “Amendment”) to the Registration Statement on Form N‑2 is being filed under the 1940 Act to amend and supplement Amendment No. 28 to the Registrant’s Registration Statement on Form N‑2 filed on July 29, 2022 under the 1940 Act (Accession No. 0001193125‑22‑206965) (“Amendment No. 28”).
Part A and B as filed in Amendment No. 28 are incorporated herein by reference.
The unaudited semi-annual financial statements of the Registrant for the fiscal period ended September 30, 2022 (as filed on December 2, 2022 (Accession No. 0001193125‑22‑297378) contained in the Semi-Annual Report is incorporated herein by reference.

STRICTLY CONFIDENTIAL	Name:

Number:
Amendment #1 dated April 12, 2023
to the Confidential Private Placement Memorandum
dated July 29, 2022, as supplemented

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

Effective immediately, the information that currently appears in the section entitled “Credit Agreement” is hereby deleted in its entirety and replaced with the following:
The Fund has a credit agreement in place with Bank of America, N.A. which allows the Fund to borrow money in an amount up to $33 million. The Fund does not currently intend to borrow money under the credit agreement for investment purposes. Rather, the credit agreement is in place for cash management purposes, to fund purchases of interests in Investment Funds pending the receipt of redemption proceeds from other Investment Funds, to fund the repurchase of Interests or for other temporary purposes. Interest, which is calculated on any outstanding balance, is payable on a monthly basis at a rate of Daily Secured Overnight Financing Rate (“SOFR”) + 170 basis points spread. The Fund also pays a monthly fee on the unused amount of the line of credit of 50 basis points. The Fund has pledged certain of its assets to secure borrowings under the credit agreement. The credit agreement contains customary provisions regarding requirements to prepay outstanding amounts or incur a penalty rate of interest upon the occurrence of certain events of default, and indemnification of Bank of America, N.A against liabilities it may incur in connection with the credit agreement. The credit agreement also contains customary covenants that, among other things, limit the Fund’s ability to incur additional debt, change certain of its investment policies and engage in certain transactions, including mergers and consolidations, require asset coverage ratios and have the effect of limiting the Fund’s ability to pay distributions in certain circumstances.
INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE
CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM FOR FUTURE REFERENCE
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PART C – OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(1) Financial Statements. The audited financial statements of the Fund for the fiscal year ended March 31, 2022 are incorporated by reference, as stated in the Confidential Private Placement Memorandum filed July 29, 2022.

(2)	Exhibits:

(2)(a)(1) Amended and Restated Certificate of Formation of Limited Liability Company incorporated by reference to an Exhibit (2)(a)(1) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on August 25, 2010.

(2)(a)(2) Amended and Restated Limited Liability Company Agreement dated January 1, 2017 incorporated by reference as Appendix B to the Registration Statement on Form N-2 filed on July 29, 2022.

(2)(b) Not Applicable.

(2)(c) Not Applicable.

(2)(d) See Item 25(2)(a)(2).

(2)(e) Not Applicable.

(2)(f) Not Applicable.

(2)(g)(1) Investment Management Agreement dated as of October 1, 2021 incorporated by reference to an Exhibit (2)(g)(3) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(h) Not Applicable.

(2)(i) Not Applicable.

(2)(j)(1) Custodian Services Agreement dated May 26, 2004 incorporated by reference to an Exhibit (2)(j)to Post-Effective Amendment no. 1 to the Registration Statement on Form N-2, filed on June 7, 2004.

(2)(j)(1)(a) Custody Agreement Notice of Assignment for The Bank of New York Mellon dated December 21, 2011 incorporated by reference to an Exhibit (2)(j)(1)(a) to Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on September 12, 2012.

(2)(j)(2) Amendment to Custodian Services Agreement dated April 26, 2010 incorporated by reference to an Exhibit (2)(j)(2) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on August 25, 2010.

(2)(k)(1)(i) Administration Agreement dated October 1, 2021 incorporated by reference to an Exhibit (2)(k)(1)(i) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(k)(1)(ii) Sub-Administration Agreement dated August 25, 2010 incorporated by reference to an Exhibit (2)(k)(1)(ii) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on August 25, 2010.

(2)(k)(1)(iii) Assignment and Assumption Agreement and Amendment to Sub-Administration Agreement incorporated by reference to an Exhibit (2)(k)(1)(iii) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(k)(2)(i) Escrow Agreement dated May 26, 2004 incorporated by reference to an Exhibit (2)(k)(2) to Post-Effective Amendment no. 1 to the Registration Statement on Form N-2, filed on June 7, 2004.

(2)(k)(2)(ii) Amendment to Escrow Agreement dated August 25, 2004 incorporated by reference to an Exhibit (2)(k)(2)(ii) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on August 25, 2010.

(2)(k)(3) Form of Expense Limitation and Reimbursement Agreement dated September 27, 2021 incorporated by reference to an Exhibit (2)(k)(3) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(k)(4) Accounting and Investor Services Agreement dated August 25, 2010 incorporated by reference to an Exhibit (2)(k)(4) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on August 25, 2010.

(2)(k)(5) Form of Placement Agency Agreement with J.P. Morgan Securities LLC incorporated by reference to an Exhibit (2)(k)(5) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on July 29, 2022.

(2)(k)(6) Placement Agency Agreement with JPMorgan Chase Bank, N.A. incorporated by reference to an Exhibit (2)(k)(6) to Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on September 12, 2012.

(2)(l) Not Applicable.

(2)(m) Not Applicable.

(2)(n) Not Applicable.

(2)(o) Not Applicable.

(2)(p) Not Applicable.

(2)(q) Not Applicable.

(2)(r)(1) Code of Ethics of the Fund incorporated by reference to an Exhibit (2)(r)(1) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on July 29, 2022.

(2)(r)(2) Code of Ethics of the Investment Manager incorporated by reference to an Exhibit (2)(r)(2) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on July 29, 2022.

ITEM 26. MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not Applicable.

E.ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, Registrant expects that no person will be directly or indirectly under common control with Registrant, except that the Registrant may be deemed to be controlled by MSFMM, Inc., the Managing Member of the Registrant. The Managing Member was formed under the laws of the State of Delaware, and is the sole Managing Member of the Fund. The Managing Member is a corporation and is shares are held by Intertrust SPV (Cayman) Limited.

ITEM 29. NUMBER OF HOLDERS OF SECURITIES

Title of Class: Limited Liability Company Interests.

Number of Record Holders as of December 31, 2022: 497.

ITEM 30. INDEMNIFICATION

Reference is made to Section 3.9 of Registrant’s Amended and Restated LLC Agreement filed as Exhibit 2(a)(2) filed herewith. Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Investment Company Act Release No. 11330 (Sept. 4, 1980) issued by the Securities and Exchange Commission, so long as the interpretation of Sections 17(h) and 17(i) of the 1940 Act contained in that release remains in effect.

Registrant, in conjunction with the Managing Member, the Investment Manager and Registrant’s Board of Directors, maintains insurance on behalf of any person who is or was an Independent Director, officer, employee, or agent of Registrant, against certain liabilities asserted against him or her and incurred by him or her or arising out of his or her position. In no event, however, will Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which Registrant itself is not permitted to indemnify.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT MANAGER

A description of any other business, profession, vocation, or employment of a substantial nature in which the Investment Manager, and each managing director, executive officer or partner of the Investment Manager, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set out in Registrant’s Confidential Private Placement Memorandum in the section entitled “The Investment Manager.”

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS

The Administrator maintains certain required accounting related and financial books and records of Registrant at 301 Bellevue Parkway, Wilmington, Delaware 19809. The other required books and records are maintained by the Managing Member at c/o J.P. Morgan Private Investments Inc., 383 Madison Avenue, New York, New York 10179.

ITEM 33. MANAGEMENT SERVICES

Not Applicable.

ITEM 34. UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 12th of April 2023.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

By:	/s/ Mary Savino
Name: Mary Savino
Title: President and Principal Executive Officer